                                     [LOGO]

                                  HAGGAR CORP.
                               6113 LEMMON AVENUE
                              DALLAS, TEXAS 75209

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 9, 2000

                            ------------------------

To Our Stockholders:

    NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders of Haggar Corp. (the "Company") will be held in Suite 1700 of the Park City Club, 5956 Sherry Lane, Dallas, Texas, on the 9th day of February, 2000, at 2:00 p.m. (local time) for the following purposes:

    1. To elect two Class I directors to serve until the expiration of their terms and until their successors are duly elected and qualified;

    2. To ratify the appointment by the Board of Directors of Arthur Andersen LLP as independent certified public accountants of the Company for the fiscal year ending September 30, 2000; and

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Stockholders of record at the close of business on December 30, 1999, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

    You are cordially invited to attend the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ J. M. Haggar, III

                                          J. M. Haggar, III
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Dated: January 11, 2000

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

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                                  HAGGAR CORP.
                               6113 LEMMON AVENUE
                              DALLAS, TEXAS 75209

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 9, 2000

                             ---------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

    The accompanying proxy is solicited by the Board of Directors of Haggar Corp., a Nevada corporation ("Haggar" or the "Company"), to be voted at the 2000 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, February 9, 2000, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice") and at any adjournment(s) thereof. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated on the proxy, the shares represented thereby will be voted for the election of directors and in favor of the other proposals set forth in the Notice.

    The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by giving written notice of revocation to the Secretary of the Company or by executing and delivering to the Secretary of the Company a proxy bearing a later date. However, no such revocation shall be effective until notice thereof has been received by the Company at or before the Annual Meeting. Mere attendance at the Annual Meeting will not of itself revoke the proxy.

    In addition to the solicitation of proxies by mail, the directors, officers and regular employees of the Company may solicit the return of proxies either by mail, telephone, telegraph, or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. The cost of preparing, printing, assembling, and mailing the Annual Report, the Notice, this Proxy Statement, and the enclosed proxy will be borne by Haggar.

    The principal executive offices of Haggar are located at 6113 Lemmon Avenue, Dallas, Texas 75209. Haggar's mailing address is the same as that of its principal executive offices.

    This Proxy Statement and accompanying proxy are first being mailed on or about January 11, 2000. Haggar's Annual Report covering the Company's fiscal year ended September 30, 1999, is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

                            PURPOSES OF THE MEETING

    At the Annual Meeting, the stockholders of Haggar will consider and vote on the following matters:

       1. The election of two Class I directors to hold office until the expiration of their terms and until their successors are duly elected and qualified;

       2. The ratification of the appointment by the Board of Directors of Arthur Andersen LLP as independent certified public accountants of the Company for the fiscal year ending September 30, 2000; and

       3. The transaction of such other business that may properly come before the Annual Meeting or any adjournments thereof.

                               QUORUM AND VOTING

    The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on December 30, 1999 (the "Record Date"). On the Record Date, there were 6,891,393 shares of Common Stock of the Company, par value $0.10 per share, issued and outstanding, each of which is entitled to one vote on all matters to be acted upon at the Annual Meeting. There are no cumulative voting rights. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting will be required to approve all other matters to be presented at the Annual Meeting.

    Abstentions and broker non-votes will be counted toward determining whether a quorum is present at the Annual Meeting. Abstentions and broker non-votes will have no effect on the election of directors or the approval of any other matters.

            PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

    The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each current director and nominee for director of the Company; (ii) the executive officers of the Company; (iii) all executive officers and current directors of the Company as a group; and (iv) each other person known to the Company to own beneficially more than five percent of the presently outstanding Common Stock.

                                                                 COMMON          PERCENT OF
                                                               STOCK OWNED       CLASS OWNED
                                                             BENEFICIALLY(1)   BENEFICIALLY(1)
                                                             ---------------   ---------------
J. M. Haggar, III (2)......................................       716,324           10.1
Frank D. Bracken (3).......................................       217,072            3.1
David M. Tehle (4).........................................        12,368              *
Richard W. Heath (5).......................................        18,400              *
Norman E. Brinker (6)......................................        14,000              *
Rae F. Evans (7)...........................................        12,600              *
John C. Tolleson (8).......................................        68,000              *

All Executive Officers and Directors (7 persons) (9).......     1,058,764           14.4

Franklin Resources, Inc. (10)..............................       827,000           12.0
Kahn Brothers, Inc. (11)...................................       766,472           11.1
Barrow Hanley Mewhinney & Strauss, Inc. (12)...............       664,800            9.6
Brinson Partners, Inc. (13)................................       427,300            6.2
Dimensional Fund Advisors, Inc. (14).......................       421,525            6.1

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* Less than 1%.

 (1) Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to the shares of Common Stock shown as beneficially owned by them.

 (2) Includes 2,299 shares over which J. M. Haggar, III shares voting and dispositive power with his wife, 37,113 shares over which he otherwise shares voting and dispositive power as a trustee of various trusts, 50,143 shares over which he shares voting and dispositive power as a director of a private charitable foundation and 205,459 shares which may be acquired pursuant to stock options that are exercisable currently or within 60 days of the Record Date.

 (3) Includes 10,000 shares over which Mr. Bracken shares voting and dispositive power with his wife and 197,278 shares which may be acquired pursuant to stock options that are exercisable currently.

 (4) Includes 11,668 shares which may be acquired upon exercise of stock option that are currently exercisable.

 (5) Includes 5,000 shares over which Mr. Heath shares voting and dispositive power with his wife and 13,400 shares which may be acquired pursuant to stock options exercisable currently or within 60 days of the Record Date.

 (6) Includes 13,000 shares which may be acquired pursuant to stock options exercisable currently or within 60 days of the Record Date.

 (7) Represents shares which may be acquired pursuant to stock options exercisable currently or within 60 days of the Record Date.

 (8) Includes 3,000 shares which may be acquired upon exercise of stock options that are exercisable currently or within 60 days of the Record Date.

 (9) Includes 104,555 shares over which voting and dispositive power is shared and 456,405 shares which may be acquired pursuant to stock options which are exercisable currently or within 60 days of the Record Date.

 (10) Based on information provided by the Company's transfer agent as of September 30, 1999 for Franklin Resources, Inc. ("FRI"), its two principal shareholders Charles B. Johnson and Rupert H. Johnson, Jr. (the "Principals") and its wholly-owned subsidiary Franklin Advisory
      Services, Inc. ("FAS"). The address of FRI and the Principals is 777 Mariners Island Boulevard, San Mateo, California 94404, and the address of FAS is One Parker Plaza, Sixteenth Floor, Ft. Lee, New Jersey 07024.

 (11) Based on information provided by the Company's transfer agent as of September 30, 1999 for Kahn Brothers, Inc., whose address is 55 Broadway, 9th floor, New York, New York 10006.

 (12) Based on information provided by the Company's transfer agent as of September 30, 1999 for Barrow Hanley Mewhinney & Strauss, Inc. whose address is 3232 McKinney Ave., 15th Floor, Dallas, Texas 75204.

 (13) Based on information provided by the Company's transfer agent as of September 30, 1999 for Brinson Partners, Inc. ("BPI") and its three principal shareholders, Brinson Holdings, Inc. ("BHI"), SBC Holding
      (USA), Inc. ("SBCUSA"), and Swiss Bank Corporation ("SBC"). The address of BPI and BHI is 209 South LaSalle, Chicago, Illinois 60604, the address of SBCUSA is 222 Broadway, New York, New York 10038, and the address of SBC is Aeschenplatz 6 CH-4002, Basel, Switzerland.

 (14) Based on information provided by the Company's transfer agent as of September 30, 1999 for Dimensional Fund Advisors, Inc., whose address is 1299 Ocean Avenue, 11th floor, Santa Monica, California 90401.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

    The Board of Directors of the Company is divided into three classes presently consisting of two Class I directors, two Class II directors and two Class III directors. The term of office of the Class I directors expires at the 2000 Annual Meeting. The Board of Directors has proposed Frank D. Bracken and Rae F. Evans as nominees for election as the two Class I directors to serve for three-year terms and until their successors are elected and qualified.

    A plurality of the votes cast at the meeting is required to elect each nominee. Shares represented by proxies will be voted for the election of the nominees named below unless authority to do so is withheld. Management has no reason to believe that any nominee will be unable to serve if elected. If any nominee should be unable to serve, the shares represented by a proxy may be voted for a substitute nominee to be designated by the Board of Directors.

    The Board of Directors recommends a vote FOR each nominee for Class I director.

NAME                         AGE                 POSITIONS WITH COMPANY
----                       --------              ----------------------
Frank D. Bracken.........     59      President, Chief Operating Officer and
                                      Director
Rae F. Evans.............     51      Director

    FRANK D. BRACKEN has served as a director of the Company since 1991. He was elected President and Chief Operating Officer of the Company in 1994. Mr. Bracken previously served as Executive Vice President of Marketing of the Company from 1991 to 1994. He joined the Company as a management trainee in 1963 and has served as a Regional Sales Manager, Western Sales Manager, National Sales Manager, Senior Vice President of Sales and Merchandising and Senior Vice President of Marketing.

    RAE F. EVANS has served as a director of the Company since 1994. She is President of Rae Evans & Associates, Inc., a firm specializing in Washington corporate strategies. Prior to founding Rae Evans & Associates, Inc. in 1995, Mrs. Evans had served as Vice President, National Affairs of Hallmark
Cards, Inc. for 13 years.

             EXECUTIVE OFFICERS AND DIRECTORS CONTINUING IN OFFICE

    Set forth below is information concerning the executive officers of the Company and the other directors of the Company whose terms will continue after the Annual Meeting:

NAME                         AGE                 POSITIONS WITH COMPANY
----                       --------              ----------------------
J. M. Haggar, III........     48      Chairman of the Board, Chief Executive
                                      Officer and Director
David M. Tehle...........     43      Senior Vice President and Chief Financial
                                      Officer
Norman E. Brinker........     68      Director
John C. Tolleson.........     51      Director
Richard W. Heath.........     57      Director

    J. M. HAGGAR, III has served as Chairman of the Board of the Company since 1994 and Chief Executive Officer since 1990. He has been a director of the Company since 1983. He also served as President of the Company from 1990 to 1994. Mr. Haggar joined the Company on a part-time basis in 1969 and on a full-time basis in 1973. Over the course of his career with the Company, Mr. Haggar has participated in virtually every aspect of the business, including three years in the Manufacturing Division, two years as the Dallas Service Center Manager, one year in the Sales Division, six years in the Marketing and Merchandising Division, and in 1985 was named President of the Menswear Division. Mr. Haggar also serves on the Boards of Directors of Chase Bank of Texas and BeautiControl Cosmetics, Inc.

    DAVID M. TEHLE joined the Company as Senior Vice President and Chief Financial Officer in 1997. Prior to joining Haggar, Mr. Tehle served as Vice President of Finance for a division of The Stanley Works from 1996 to 1997, where he was responsible for worldwide finance, strategic planning, accounting, credit and tax functions. From 1993 to 1996, he served as Vice President of Finance and Chief Financial Officer of Hat Brands, Inc., the world's largest independent hat manufacturer. Before his tenure at Hat Brands, Mr. Tehle served as Vice President of Finance for Ryder Aviall, an aviation supply company and previously held various financial positions with Texas Instruments.

    NORMAN E. BRINKER has served as a director of the Company since 1990. He is the Chairman of the Board of Brinker International, Inc., a company that owns casual-style restaurants, including Chili's Grill & Bar, Romano's Macaroni Grill, On The Border, Cozymel's, Maggiano's Little Italy and The Corner Bakery. Mr. Brinker also served as Chief Executive Officer of Brinker
International, Inc. from 1983 until 1995. He was the founder of Steak & Ale Restaurants and is a former Chairman of Burger King Corporation and a former President of The Pillsbury Restaurant Group.

    JOHN C. TOLLESON has served as a director of the Company since 1998. Since 1997, he has been the Chief Executive Officer of The Tolleson Group, a private investment firm and Managing Director of Arena Capital Partners, a private equity fund. Mr. Tolleson founded First USA, Inc. in 1985 and served as Chairman and Chief Executive Officer until its merger with Banc One Corporation in 1997. He has served as a director of Banc One Corporation since 1997. Mr. Tolleson is also a director of Capstead Mortgage Corporation and Viad Corporation.

    RICHARD W. HEATH has served as a director of the Company since 1991. He has been President, Chief Executive Officer and a director of BeautiControl Cosmetics, Inc., a direct seller of cosmetic and skin care products, since its inception in 1981. He has over 29 years of experience in the direct sales industry.

BOARD COMMITTEES AND MEETINGS

    Standing committees of the Board of Directors of the Company include the Executive Committee, Audit Committee, Compensation Committee and Nominating Committee.

    The Executive Committee is presently composed of J. M. Haggar, III (chairman) and Frank D. Bracken. Pursuant to the Bylaws of the Company, between meetings of the Board of Directors the Executive Committee has the full power and authority of the Board in the management of the business and affairs of the Corporation, except to the extent limited by statute. The Executive Committee meets periodically between meetings of the Board of Directors and held nine such meetings during fiscal 1999.

    The Audit Committee is presently composed of Norman E. Brinker (chairman), John C. Tolleson and Rae F. Evans. The Audit Committee provides the opportunity for direct communication between the independent certified public accountants, the internal accounting staff and the Board of Directors. The Audit Committee met twice during fiscal 1999 to review the scope and results of the fiscal 1999 audit, to review various matters with respect to internal financial controls and procedures, to consider the engagement of the Company's auditors for fiscal 2000 and to review the timing and planning of the 2000 audit.

    The Compensation Committee is presently composed of Richard W. Heath (chairman) and Rae F. Evans. The Compensation Committee provides recommendations to the Board of Directors regarding compensation for executive officers and senior management of the Company. The Compensation Committee also administers the Company's 1992 Long Term Incentive Plan, including the grant of stock options thereunder. The Compensation Committee held three meetings during fiscal 1999.

    The Nominating Committee is presently composed of J. M. Haggar, III (chairman), Norman E. Brinker and Richard W. Heath. The Nominating Committee investigates and recommends to the Board of Directors qualified nominees for election to the Board. The Nominating Committee will consider a nominee for director recommended by a stockholder of the Company if a written request naming the person to be placed in nomination, accompanied by a brief biographical description of the proposed nominee and his or her written consent to serve as a director if elected, is submitted and received by the Secretary of the Corporation not later than (i) 60 days following the end of the Corporation's fiscal year immediately preceding the annual meeting of the stockholders, or
(ii) if a vacancy is to be filled at a special meeting of stockholders, five business days following the earlier of the public disclosure of such special meeting or the date notices thereof were mailed. The Nominating Committee did not meet during fiscal 1999.

    The Board of Directors held seven meetings during the fiscal year ended September 30, 1999. Various matters were also approved during the last fiscal year by unanimous written consent of the Board of Directors. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Richard W. Heath and Rae F. Evans comprised the Compensation Committee of the Company during fiscal 1999. Neither Mr. Heath nor Mrs. Evans has ever been an officer or employee of the Company. During fiscal 1999, J. M. Haggar, III served as a director of BeautiControl Cosmetics, Inc., for whom Mr. Heath serves as President and Chief Executive Officer.

DIRECTOR COMPENSATION

    Non-employee members of the Board of Directors receive $15,000 annually plus $1,000 for each Board meeting or committee meeting attended. Non-employee directors also receive a grant of stock options covering 9,000 shares of Common Stock on their initial election to the Board and an additional grant of stock options covering 6,000 shares of Common Stock upon each re-election to the Board. Directors who are also employees of the Company receive no additional compensation for their service on the Board and its committees.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    The Company's executive officers, directors and beneficial owners of more than 10% of the Company's Common Stock are required to file reports of ownership and changes of ownership of the Common Stock with the Securities and Exchange Commission. Based solely upon information provided to the Company by individual directors, executive officers and beneficial owners, the Company believes that during the fiscal year ended September 30, 1999, all such reports were timely filed, except that Form 5's reporting the grant of options to Norman E. Brinker and John C. Tolleson were filed late.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information concerning compensation of the Chief Executive Officer and the only two other executive officers of the Company for the fiscal years ended September 30, 1999, 1998 and 1997.

                                                                                 LONG TERM
                                                                                COMPENSATION
                                             ANNUAL COMPENSATION                ------------
                                ---------------------------------------------    SECURITIES
                                                                 OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND                         FISCAL     SALARY     BONUS     COMPENSATION     OPTIONS      COMPENSATION
PRINCIPAL POSITION                YEAR       ($)       ($)(1)       ($)(2)         (#)(3)         ($)(4)
------------------              --------   --------   --------   ------------   ------------   ------------
J. M. Haggar, III.............    1999     575,000    723,450        63,812             --        19,308
  Chairman and Chief              1998     525,000    565,000        58,638        255,458        19,667
  Executive Officer               1997     475,000    129,250        55,244             --         8,106

Frank D. Bracken..............    1999     500,000    643,450        54,656             --        19,308
  President and Chief             1998     460,000    477,000        49,818        100,000        19,667
  Operating Officer               1997     420,000    105,750        47,222        147,277         8,106

David M. Tehle (5)............    1999     220,000    261,150        20,552             --        15,708
  Senior Vice President           1998     200,000    195,000        12,180         15,000        15,767
  and Chief Financial Officer     1997      47,561     11,750            --         10,000         2,700

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(1) Reflects bonus earned during the fiscal year pursuant to the Company's Management Incentive Bonus Plan described in the Compensation Committee Report contained herein. In each case, the bonus was approved and paid during the following fiscal year.

(2) Represents tax reimbursements for the fiscal year pursuant to the Company's Deferred Annuity Plan described in the Compensation Committee Report contained herein.

(3) All awards were for the purchase of Common Stock of the Company pursuant to the 1992 Long Term Incentive Plan described in the Compensation Committee Report contained herein. The amount shown for Mr. Haggar in fiscal 1998 and Mr. Bracken in fiscal 1997 reflects the effect of the repricing of a portion of their previously granted stock options and the cancellation of the remainder.

(4) Represents car allowances and the Company's contributions to its defined contribution profit sharing plan and Section 401(k) retirement plan for the account of the executive officer.

(5) Mr. Tehle joined the Company in July 1997.

OPTION GRANTS IN LAST FISCAL YEAR

    There were no individual grants of stock options to the three executive officers of the Company during the fiscal year ended September 30, 1999.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    Shown below is information with respect to the three executive officers of the Company regarding option exercises during the fiscal year ended
September 30, 1999, and the number and value of unexercised options held as of September 30, 1999.

                                                              SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                SHARES                         FISCAL YEAR END (#)         FISCAL YEAR END ($)(1)
                             ACQUIRED ON       VALUE       ---------------------------   ---------------------------
                             EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                             ------------   ------------   -----------   -------------   -----------   -------------
J. M. Haggar, III..........       0               0          205,459         49,999         27,084         54,168
Frank D. Bracken...........       0               0          197,278         49,999         27,084         54,168
David M. Tehle.............       0               0           11,668         13,332          8,125         16,250

--------------------------
(1) Values stated are pre-tax and are based upon the closing price of $12.625 per share of the Company's Common Stock on Nasdaq National Market System on September 30, 1999.

PERFORMANCE GRAPH

    The line graph below compares the cumulative total stockholder return on the Company's Common Stock from September 30, 1994, through September 30, 1999, with the return on the Standard & Poor's 500 Stock Index ("S&P 500") and the
Standard & Poor's Textile and Apparel Manufacturers Index ("S&P Apparel") for the same period. In accordance with the disclosure rules of the Securities and Exchange Commission, the measurement assumes a $100 initial investment in the Company's stock with all dividends reinvested, and a $100 initial investment in the indexes.

                                    [GRAPH]

                                        S&P
            Haggar Corp    S&P 500    Textiles
             94 - 100       100         100
             95 -  68       130          97
             96 -  53       156         132
             97 -  56       219         143
             98 -  42       239          97
             99 -  49       306          78

                         COMPENSATION COMMITTEE REPORT

INTRODUCTION

    The Compensation Committee, which is comprised of two non-employee directors of the Company, is responsible for structuring, evaluating and recommending to the Board of Directors the Company's executive compensation policies and the annual compensation of the executive officers and other senior management of the Company thereunder. In connection with such responsibilities, the Compensation Committee has exclusive authority to administer the Company's 1992 Long Term Incentive Plan, including the grant of stock options and other awards thereunder. All other actions of the Compensation Committee are subject to the approval of the Board of Directors.

EXECUTIVE COMPENSATION OBJECTIVES

    The primary objectives of the Compensation Committee are to ensure that the compensation provided to the Company's executive officers and other senior management integrates with Haggar's annual and long-term performance objectives, to reward superior performance, and to assist the Company in attracting, retaining and motivating executives with exceptional leadership abilities. Consistent with this philosophy, the Compensation Committee has established a competitive and appropriate total compensation package for the executive officers and other senior management of the Company consisting primarily of base salary, annual bonus pursuant to a Management Incentive Plan, discretionary payments under a Deferred Annuity Plan and stock options pursuant to the 1992 Long Term Incentive Plan. The Compensation Committee does not presently anticipate that the compensation of any executive officer will materially exceed the cap on deductibility imposed by Section 162(m) of the Internal Revenue Code during fiscal 2000.

ELEMENTS OF EXECUTIVE COMPENSATION

    BASE SALARY. The Compensation Committee recommends base salaries each year at a level intended to be within the competitive market range of comparable companies. In addition to the competitive market range, many factors are considered in determining base salaries, including the responsibilities assumed by the executive, length of service, individual performance and internal equity considerations. To ensure that the Company maintains its competitive position and retains the talent necessary to meet the challenges in the apparel industry, the Compensation Committee will continue to evaluate and analyze Haggar's base salaries and make appropriate adjustments.

    ANNUAL BONUS. The Board of Directors has approved a Management Incentive Plan pursuant to which certain members of senior management of the Company are eligible to receive a cash bonus following each fiscal year in which the Company meets or exceeds an annual net income goal established by the Board of Directors. The amount of individual bonuses is based on the performance of the Company, the total amount of funds available for distribution and each participant's incentive base amount (provided that no participant's bonus may exceed 200% of his incentive base amount). Eligibility to participate in the Management Incentive Plan and the amount of the bonus pool are determined by the Compensation Committee and approved by the Board of Directors.

    DISCRETIONARY PAYMENTS. The Company has established a Deferred Annuity Plan pursuant to which all salaried and sales personnel whose total salary, commissions and incentive base is $80,000 or more may make voluntary contributions to deferred annuity investment products on an after-tax basis through payroll deductions or direct payment. Each year, the Board of Directors determines whether to pay an additional cash bonus to any of the participants in the Deferred Annuity Plan for the purpose of compensating for federal income taxes owed on the annuity plan investment contribution and the bonus. Although the Compensation Committee does not administer the Deferred Annuity Plan, bonuses paid to executive officers thereunder are subject to review and approval by the Compensation Committee in connection with its evaluation of the total compensation of the Company's executive officers.

    STOCK OPTIONS. Stock options are granted by the Compensation Committee under the Company's 1992 Long Term Incentive Plan. One of the Compensation Committee's priorities is for the executive officers and senior management of the Company to be significant stockholders so that their interests are aligned with the interests of Haggar's other stockholders. The Compensation Committee believes that this strategy motivates executives to remain focused on the overall long-term performance of the Company. Under the 1992 Long Term Incentive Plan, stock options are granted with an option exercise price not less than the fair market value of the Common Stock on the day of grant. Stock options are normally granted annually and, in support of the Compensation Committee's ownership objectives, are intended to be granted to the executive officers at levels at the high end of the competitive market range of comparable companies. Stock options were granted after the close of fiscal
1999 which vest ratably over three years and remain exercisable for ten years from the date of grant, subject to the provisions of the 1992 Long Term Incentive Plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The Chief Executive Officer participates in the same executive compensation program provided to the other executive officers and senior management of the Company as described above. The Compensation Committee's approach to setting compensation for the Chief Executive Officer is to be competitive with comparable companies and to have a major portion of his compensation depend on the achievement of performance criteria.

    The Chief Executive Officer's total cash compensation for fiscal 1999 was $1,381,570. Approximately 52.4% of this amount was earned under the annual Management Incentive Program. The Chief Executive Officer's base salary was increased during fiscal 1999 to $575,000, an approximately 9.5% increase from his former base salary. In light of the Company's continued promotion of new products and the leadership required to implement the Company's strategic objectives, the Compensation Committee believes that the Chief Executive Officer's total compensation for fiscal 1999 was reasonable and appropriate.

CONCLUSION

    The Compensation Committee believes the mix of conservative salaries, cash incentives for short-term performance and the potential for equity-based rewards for long-term performance represents an appropriate balance of executive compensation. This balanced executive compensation program provides a competitive and motivational compensation package to the executive officer team necessary to continue to produce the results the Company strives to achieve.

                                          The Compensation Committee:

                                          Richard W. Heath
                                          Rae F. Evans


                      RATIFICATION OF SELECTION OF AUDITOR
                                    (ITEM 2)

    The Board of Directors has selected Arthur Andersen LLP as independent certified public accountants to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 2000, and has determined that it would be desirable to request that the stockholders ratify such selection. The affirmative vote of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy is necessary for the ratification of the appointment by the Board of Directors of Arthur Andersen LLP as independent certified public accountants. Arthur Andersen LLP served as the Company's independent certified public accountants for the fiscal year ended September 30, 1999, and has reported on the Company's consolidated financial statements for such year. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

    The Board of Directors has the responsibility for selecting the Company's independent certified public accountants and stockholder ratification is not required. However, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the stockholders' opinions, which the Board of Directors will take into consideration in future deliberations.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2000.

                                 OTHER BUSINESS
                                    (ITEM 3)

    The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.

                         DATE FOR RECEIPT OF PROPOSALS

    Any proposal to be presented by a stockholder at the Company's 2001 Annual Meeting of Stockholders must be presented to the Secretary of the Company not later than September 13, 2000.

                                          By Order of the Board of Directors

                                          /s/ J. M. Haggar, III

                                          J. M. Haggar, III
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

January 11, 2000
Dallas, Texas

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                   HAGGAR CORP.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 9, 2000
      THIS PROXY IS SOLICITED ON BEHALF OF HAGGAR CORP.'S BOARD OF DIRECTORS

   The undersigned hereby appoints Marc Joseph and David M. Tehle and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Haggar Corp. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Haggar Corp. to be held on Wednesday, February 9, 2000, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

   This proxy, when properly executed, will be voted in the manner directed. Please mark this proxy as indicated on the reverse side to vote on any item.
If you wish to vote in accordance with the Board of Directors' recommendations, no boxes need to be checked. Regardless of how you vote, the proxy must be signed to be valid. If you attend the meeting, you may revoke your proxy and vote in person.

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                                                      Please mark
                                                      your votes as
                                                      indicated in     /X/
                                                      this example

                             THE TWO RESOLUTIONS ON THE BALLOT ARE:

1. ELECTION OF DIRECTORS                                                             2. APPROVAL OF ARTHUR
                                                                                        ANDERSEN LLP AS INDEPENDENT
                                                                                        CERTIFIED PUBLIC ACCOUNTANTS
FOR all nominees         TO WITHHOLD       NOMINEES: Frank D. Bracken, Rae F. Evans
(Except as marked         AUTHORITY        (INSTRUCTIONS: To withhold authority to
to the contrary)      (For all nominees    vote for any individual nominee, write
                           listed)         that nominee's name in the space
                                           provided below.)                               FOR     AGAINST   ABSTAIN
       / /                  / /                                                           / /       / /       / /
                                           ----------------------------------------
                                                                                      CHANGE
                                                                                        OF          / /
                                                                  __                  ADDRESS
                                                                    |
                                                                    |
                                                                                      I PLAN TO
                                                                                       ATTEND       / /
                                                                                     THE MEETING
Signature(s)                                                                                   Date
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NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
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